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                                                                    EXHIBIT 99.4



                             CONEXANT SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                               ISTARI DESIGN, INC.

                                 1997 STOCK PLAN

OPTIONEE: [Optionee Name]

         STOCK OPTION ASSUMPTION AGREEMENT effective as of the 9th day of November, 1999 by Conexant Systems, Inc., a Delaware corporation ("Conexant").

         WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Istari Design, Inc., a California corporation ("Istari"), which were granted to Optionee under the Istari Design, Inc. 1997 Stock Option Plan (the "Plan") and are each evidenced by a Stock Option Agreement (the "Option Agreement");

         WHEREAS, Istari has been acquired by Conexant through the merger of Istari Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Conexant, with and into Conexant (the "Merger") pursuant to the Agreement and Plan of Reorganization, dated November 9, 1999, by and among Conexant, Istari Acquisition Corp. and Istari (the "Merger Agreement");

         WHEREAS, the provisions of the Merger Agreement require Conexant to assume all obligations of Istari under all outstanding options under the Plan at the consummation of the Merger (except for options held by a certain individual, which will be cancelled as of the Effective Time, as hereinafter defined), and this Agreement evidences the assumption of such options by Conexant;

         WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.035895 shares of Conexant common stock ("Conexant Stock") for each outstanding share of Istari common stock ("Istari Stock"); and

         WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options that have become necessary by reason of the assumption of those options by Conexant in connection with the Merger.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The number of shares of Istari Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Istari Options") and the exercise price payable per share are set forth below. Conexant hereby assumes, as of the Effective Time, all the duties and obligations of Istari under each of the Istari Options. In connection with such assumption, the number of shares of Conexant Stock purchasable under each Istari Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Conexant Stock subject to each Istari Option hereby


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assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Conexant Stock under the assumed Istari Option shall also be as indicated for that option below.

                                 ISTARI OPTIONS

          PRE-MERGER                         AS ASSUMED BY CONEXANT
---------------------------------   --------------------------------------
 # of Shares of    Exercise Price      # of Shares       Adjusted Exercise
  Istari Stock       per Share      of Conexant Stock     Price per Share
 --------------    --------------   -----------------    -----------------


         2. The intent of the foregoing adjustments to each assumed Istari Option is to assure that the spread between the aggregate fair market value of the shares of Conexant Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Istari Stock subject to the Istari Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Istari Option immediately prior to the Merger.

         3. The following provisions shall govern each Istari Option hereby assumed by Conexant:

                  a. Unless the context otherwise requires, all references in each Option Agreement and in the Plan (i) to the "Company" shall mean Conexant, (ii) to "Shares," "Stock" or "Common Stock" shall mean shares of Conexant Stock, (iii) to the "Board of Directors" shall mean the Board of Directors of Conexant and
                           (iv) to the "Committee" shall mean the Compensation Committee of the Conexant Board of Directors.

                  b. The grant date and the expiration date of each assumed Istari Option and all other provisions that govern either the exercise or the termination of the assumed Istari Option shall remain the same as set forth in the Plan and the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Conexant Stock under the assumed Istari Option.

                  c. Pursuant to the terms of the Option Agreement, none of your Istari Options as assumed by Conexant in connection with the transaction vested or became exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each such assumed Istari Option shall continue to vest for any remaining unvested shares of Conexant Stock subject to that option in


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                           accordance with the same installment vesting schedule
                           in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                  d. For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee, director, consultant, or advisor providing service to Istari, Optionee, shall be deemed to continue in such status for so long as Optionee renders service as an employee, director, consultant, or advisor, respectively, to Conexant or a subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Istari Options upon Optionee's cessation of service with Istari shall hereafter be applied on the basis of Optionee's cessation of such service with respect to Conexant or a subsidiary, and each assumed Istari Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of such service for Conexant or a subsidiary.

                  e. The adjusted exercise price payable for the Conexant Stock subject to each assumed Istari Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Conexant Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Istari Stock prior to the Merger shall be taken into account.

                  f. In order to exercise each assumed Istari Option, Optionee must deliver to Conexant a written notice of exercise in which the number of shares of Conexant Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Conexant Stock and should be delivered to Conexant at the following address:

                           Conexant Systems, Inc.
                           4311 Jamboree Road
                           Newport Beach, California  92121
                           Attention:  Option Plan Administrator


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         4. Except to the extent specifically modified by this Option Assumption
Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



                  [Remainder of Page Intentionally Left Blank.]


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         IN WITNESS WHEREOF, Conexant Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly authorized officer effective as of the 9th day of November, 1999.


                                          CONEXANT SYSTEMS, INC.


                                          By:
                                              ----------------------------------



                                 ACKNOWLEDGMENT

         The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Istari Options hereby assumed by Conexant are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.


                                          --------------------------------------
                                          [OPTIONEE NAME], OPTIONEE



DATED: November 9, 1999



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